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                                                                 EXHIBIT 99.2N-1


                         [BRYAN CAVE LLP LETTERHEAD]



                              November 25, 1997



Community Investment Partners III L.P., LLLP
12555 Manchester Road
St. Louis, Missouri 63131


Ladies and Gentlemen:


        We have acted as counsel for Community Investment Partners III L.P., LLLP, a Missouri limited partnership registered as a limited liability limited partnership (the "Partnership"), in connection with the preparation of a registration statement (the "Initial Registration Statement") on Form N-2 (Registration No. 333-34363) filed on behalf of the Partnership with the Securities and Exchange Commission on August 26, 1997, as amended by Amendment No. 1 to the Initial Registration Statement ("Amendment No. 1"), including a related prospectus (the "Prospectus") filed on behalf of the Partnership with the Securities and Exchange Commission on November 26, 1997 (the Initial Registration Statement as amended by Amendment No. 1 being hereinafter referred to as the "Registration Statement").


        Except as otherwise specifically defined herein, all capitalized terms used herein shall have the same meaning as used in the Registration Statement and Prospectus.

        As counsel, we are familiar with the Prospectus, including the discussion of tax aspects of the offering under the captions "Prospectus Summary - Taxation", "Risk and Other Important Factors - Federal Income Tax Considerations" and "Taxation", and with such other documents pertaining to the Partnership and such applicable provisions of law as we deem necessary for the purpose of rendering these opinions.

        Based upon the foregoing, the representations of the General Partners of the Partnership (as contained in a letter to us of even date herewith) and subject to the limitations and assumptions contained in the Prospectus, it is our opinion that:

                a) The discussion contained in the "Taxation" section of the Prospectus is an accurate description of the material federal income tax aspects of an investment in the Partnership to investors who are individual citizens or residents of the United States;

                b) The Partnership will be classified as a partnership for federal income tax purposes;
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                         [BRYAN CAVE LLP LETTERHEAD]

Community Investment Partners III L.P., LLLP
November 26, 1997
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                c)      The Partnership should not be treated as a "publicly
                        traded partnership" within the meaning of Section 7704 of the Internal Revenue Code of 1986, as amended (the "code"); and

                d) The allocations of profits and losses for tax purposes in the Partnership Agreement are, more likely than not, in accordance with the Partners' interests in the Partnership.

        We express no opinion with regard to any laws other than the applicable Federal income tax laws of the United States. Our opinions are based on the Code, rules and regulations promulgated thereunder, and interpretations thereof existing on this date all of which are subject to change at any time. Our opinions represent our best judgment concerning complex and uncertain issues and are not binding upon the Internal Revenue Service or any other taxing authority. No assurance can be given that the tax treatment described in the Prospectus (including the status of the Partnership and the treatment of any item) will not be challenged by the Internal Revenue Service, or that any such challenge would not be successful.

        We consent to the reference to our name under the caption "Legal Matters" in the Prospectus contained in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        /s/ BRYAN CAVE LLP

                                        BRYAN CAVE LLP